Exhibit 3.101

AMENDED AND RESTATED OPERATING AGREEMENT

OF

BSC PARTNERS, LLC

(a New York limited liability company)

Parties

This Amended and Restated Operating Agreement (this “Agreement”) is made as of March 19, 2014, by Kratos Technology & Training Solutions, Inc. (the “Sole Member”).

Terms of Agreement

1.                                   Purposes. The Company is formed for the purposes of (i) engaging in any lawful act or activity for which limited liability companies may be formed under the Act and (ii) engaging in any and all activities necessary or incidental to the foregoing.

2.                                   Offices. The address of the initial registered office of the Company in New York shall be c/o Corporation Service Company 180 State Street, Albany NY 12207, and the name of the registered agent at such address shall be Corporation Service Company. The registered office and registered agent of the Company in the State of New York may be changed by the Sole Member from time to time. The Company may maintain such other offices, either within or without the State of New York, as may be designated by the Sole Member from time to time.

3.                                   Member Name, Address and Initial Capital Contribution. The name and address of the Sole Member is Kratos Technology & Training Solutions, Inc., 4820 Eastgate Mall, Suite 200, San Diego, California 92121. The Sole Member’s initial capital contribution is set forth in the Membership Interest Purchase Agreement, dated March      , 2014, and the Sole Member’s initial ownership interest in the Company is 100%.

4.                                   Additional Capital Contributions. The Sole Member shall have the right, but no obligation, to make additional capital contributions to the Company at any time and from time to time.

5.                                   Profits, Losses and Distributions. All profits and losses of the Company shall be for the account of the Sole Member. Distributions shall be made to the Sole Member at the times and in the aggregate amounts determined by the Sole Member.

6.                                   Membership Certificates. The Sole Member shall be entitled to receive a certificate evidencing each such Member’s interest in the Company in such form as may be prescribed by the Sole Member. The Company may issue a new certificate in the place of any previously issued certificate alleged to have been lost, stolen or destroyed, upon such terms and conditions as the Sole Member may prescribe.

7.                                   Management and Powers. The business and affairs of the Company shall be managed by or under the direction of the Sole Member.

8.                                   Deposits, Checks, Drafts, Etc. All funds of the Company shall be deposited from time to time to the credit of the Company in such banks, trust companies or other depositories as the Managers may select. All checks, drafts or other orders for the payment of money and all notes or other evidence of indebtedness issued in the name of the Company shall be signed by one or more of the Managers or any other person designated by the Sole Member.

9.                                   Company Records. The Company shall maintain the following records, within or without the State of New York:

(a)                             a copy of the Articles, with all amendments thereto or restatements thereof;

(b)                             a copy of this Agreement, with all amendments hereto or restatements hereof; and

(c)                              a copy of the Company’s federal, state and local income tax or information returns and reports, if any, for the three most recent fiscal years.

10.                            Fiscal Year. The fiscal year of the Company shall be the calendar year, unless otherwise determined by the Sole Member and permitted by law.

11.                            Accounting Records. The accounting records of the Company shall be kept and the financial position and the results of its operations recorded, in United States dollars in accordance with tax and financial accounting principles and practices generally accepted in the United States. The accounting records of the Company shall reflect all Company transactions and shall be appropriate and adequate for the Company’s business.

12.                            Assignments. The Sole Member may assign all or any portion of the Sole Member’s membership interest in the Company to any person (an “Assignee”). Each Assignee shall become a member of the Company upon the occurrence of such assignment and shall have all of the rights and powers and shall be subject to all of the duties and obligations of a member from and after the time of such assignment. Upon assignment of all of the Sole Member’s membership interest in the Company to one or more Assignees, the Sole Member shall cease to be a member of the Company.

13.                            Resignation of the Sole Member. The Sole Member may resign from the Company in accordance with the Act.

14.                            Liability of Sole Member. The Sole Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

15.                            Indemnification. The Company may, with the consent of the Sole Member, indemnify any person in connection with any and all claims and demands whatsoever to the fullest extent permitted by the Act and any other applicable law as from time to time in effect.

16.                            Member Rights. Upon the bankruptcy or dissolution of the Sole Member, the Sole Member’s successors or assigns shall have all of the Sole Member’s rights with respect to the Company.

17.                            Dissolution Events. The Company shall be dissolved, its assets shall be disposed of, and its affairs wound up on the first to occur of the following:

(a)                             a determination by the Sole Member that the Company should be dissolved;

(b)                             sale of all or substantially all of the assets of the Company;

(c)                              at any time there are no members, provided that the Company shall not be dissolved and shall not be required to be wound up if, within 180 days after the occurrence of the event that terminated the membership of the Sole Member, the legal representative of the Sole Member agrees in writing to continue the Company and consents to the admission of the legal representative of the Sole Member or their respective assignees to the Company as a member, effective as of the occurrence of the event that terminated the membership of the Sole Member; or

(d)                             at such earlier time as may be provided by applicable law.

Within 90 days following the dissolution and the commencement of winding up of the Company, the Sole Member shall cause Articles of Dissolution to be filed in accordance with the Act.

18.                            Distribution of Assets Upon Dissolution. Upon the winding up of the Company after dissolution, the assets of the Company shall be distributed in the following order, all as required by the Act:

(a)                             to creditors in satisfaction of liabilities of the Company, whether by payment or by establishment of adequate reserves;

(b)                             to the Sole Member of the Company for the return of its respective capital contributions, to the extent not previously returned; and

(c)                              to the Sole Member of the Company, as a liquidating distribution.

A full accounting of the assets and liabilities of the Company shall be taken and a statement thereof shall be furnished to the Sole Member within thirty (30) days after the distribution of all of the assets of the Company. Such accounting and statements shall be prepared by an individual designated by the Sole Member.

19.                            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without application of its conflict of law principles.

20.                            Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Sole Member, its respective successors and assigns.

21.                            Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under the present or future laws effective during the term of this Agreement, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

22.                            Amendments. This Agreement may be altered, amended or repealed or a new Agreement may be adopted by the Sole Member.

23.                            Headings. Headings are inserted in this Agreement for convenience only and are not to be given any legal effect and shall not affect in any way the meaning or interpretation of the provision of this Agreement.

24.                            Conflicts. The terms of this Agreement shall be subject to, and governed by, the provisions of the Articles and the Act. In the event of a direct conflict between the terms of this Agreement and the provisions of the Articles or the Act, the provisions of the Articles or the Act, as the case may be, shall be controlling.

Execution

IN WITNESS WHEREOF, the Sole Member has caused this Agreement to be duly executed as of the date first set forth above.

Kratos Technology & Training Solutions, Inc.

By:	/s/ Michael W. Fink

Name:	MICHAEL W. FINK

Its:	V.P. CONTRACTS